SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2016

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2016, Waste Management, Inc. (the “Company”) announced that its Board of Directors has promoted James C. Fish, Jr. to the position of President, reporting to Chief Executive Officer David Steiner who is resigning the position of President. Effective July 28, 2016, Mr. Fish will serve as President and Chief Financial Officer. In connection with the foregoing, Mr. Fish’s annual base salary has been increased to $700,000.

Mr. Fish, age 54, joined Waste Management in 2001 as Director, Financial Planning and Analysis. Two years later, he was promoted to Vice President, Price Management and was responsible for running the Company’s pricing programs. Afterwards, he moved into field operations as Vice President, first serving as Market Area General Manager for the Rhode Island/Southern Massachusetts Market Area, then managing the larger Western Pennsylvania/West Virginia Market Area, and finally managing the expanded Pennsylvania/West Virginia Area until his promotion to Senior Vice President, Eastern Group in June 2011. Since July 2012, Mr. Fish has served as Executive Vice President and Chief Financial Officer.

Mr. Fish earned a Bachelor of Science degree in accounting from Arizona State University and a MBA in finance from the University of Chicago. He is also a Certified Public Accountant. Prior to joining Waste Management, Mr. Fish held finance or revenue management positions at Westex, a Yellow Corporation subsidiary; Trans World Airlines, Inc; and America West Airlines, Inc. He began his professional career at KPMG Peat Marwick.

A copy of the press release announcing Mr. Fish’s promotion is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1:	Press Release dated July 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: July 27, 2016	By:	/s/ Barry H. Caldwell
Barry H. Caldwell
Senior Vice President, Corporate Affairs Chief Legal Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated July 27, 2016

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